As filed with the Securities and Exchange Commission on April 4, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CalciMedica, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-2120079
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

505 Coast Boulevard South, Suite 307

La Jolla, California 92037

(858) 952-5500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

A. Rachel Leheny, Ph.D.

Chief Executive Officer

505 Coast Boulevard South, Suite 307

La Jolla, California 92037

(858) 952-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Coll Carlos Ramirez Cooley LLP 10265 Science Center Drive San Diego, California 92121 (858) 550-6000	John M. Dunn General Counsel 505 Coast Boulevard South, Suite 307 La Jolla, California 92037 (858) 952-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 4, 2023

PRELIMINARY PROSPECTUS

4,220,995 Shares Common Stock

This prospectus relates to the proposed resale from time to time by the selling stockholders named herein, together with any of such stockholders’ transferees, pledgees, donees or successors, of 4,220,995 shares of our common stock, par value $0.0001 per share (which includes 274,455 shares of our common stock that are issuable upon the exercise of 274,455 warrants). The selling stockholders acquired these shares and/or warrants from us pursuant to an Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022, as amended on February 10, 2023 (the “Merger Agreement”), by and among Graybug Vision, Inc., Camaro Merger Sub, Inc. and CalciMedica, Inc.

We are not selling any of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of our common stock offered by this prospectus by the selling stockholders. We will, however, receive the net proceeds of any warrants exercised for cash.

The selling stockholders may offer and sell or otherwise dispose of the shares of our common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of our common stock.

Our common stock is listed on The Nasdaq Global Market under the trading symbol “CALC.” Trading of our common stock was suspended on The Nasdaq Global Market at the open of the market on March 30, 2023, and on March 31, 2023, our common stock began trading on the over-the-counter market. On April 3, 2023, the last reported sales price of our common stock on the over-the-counter market was $3.52 per share (symbol: CALC). See the section titled “Stock Exchange Listing” beginning on page 2 for additional information regarding our stock exchange listing and appeal process with the Nasdaq Stock Market LLC with respect to our listing.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 5 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2023.

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ABOUT THIS PROSPECTUS

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find Additional Information.”

Unless the context indicates otherwise, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to (i) Graybug Vision, Inc., for periods prior to the effectiveness of the Merger and (ii) CalciMedica, Inc. for periods following the effectiveness of the Merger.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Company Overview

We are a clinical-stage biopharmaceutical company focused on developing therapies for life-threatening inflammatory diseases with high unmet need. Our proprietary technology targets the inhibition of calcium-release activated calcium (“CRAC”) channels designed to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory diseases for which there are currently no approved therapies. Our lead product candidate Auxora, a proprietary, intravenous-formulated CRAC channel inhibitor, has demonstrated positive and consistent clinical results and has been well-tolerated in four completed efficacy clinical trials. Auxora is in development for acute pancreatitis and asparaginase-associated pancreatitis.

Merger Agreement

On March 20, 2023, the Company (f/k/a Graybug Vision, Inc.) completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022, as amended on February 10, 2023 (the “Merger Agreement”), by and among Graybug Vision, Inc. (“Graybug”), Camaro Merger Sub, Inc., a wholly owned subsidiary of Graybug (“Merger Sub”), and CalciMedica, Inc. (“CalciMedica”), pursuant to which Merger Sub merged with and into CalciMedica, with CalciMedica surviving the merger as a wholly owned subsidiary of Graybug (the “Merger”). Following the consummation of the Merger, the business previously conducted by CalciMedica became the business conducted by the Company.

At the effective time of the Merger, each outstanding share of CalciMedica capital stock (after giving effect to the automatic conversion of all shares of CalciMedica preferred stock into shares of CalciMedica common stock (“preferred stock conversion”), the automatic exercise of certain CalciMedica warrants to purchase shares of CalciMedica capital stock in accordance with their terms (the “CalciMedica warrant exercises”), the conversion of CalciMedica convertible promissory notes, as may be amended, into CalciMedica common stock pursuant to their terms (“convertible promissory note conversion”) and the closing of the private placement (as defined below), and excluding any shares held as treasury stock by CalciMedica or held or owned by Graybug or any subsidiary of Graybug or CalciMedica and any dissenting shares) was converted into the right to receive 0.0288 shares of Graybug common stock, which resulted in the issuance by Graybug of an aggregate of 3,946,540 shares of Graybug common stock to the stockholders of CalciMedica in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act and the rules promulgated thereunder. In addition, Graybug assumed the CalciMedica 2006 Stock Plan and each outstanding and unexercised option to purchase CalciMedica common stock and each outstanding and unexercised warrant to purchase CalciMedica capital stock (excluding the warrants which were automatically exercised pursuant to the CalciMedica warrant exercises) which became options and warrants to purchase shares of Graybug common stock.

The Merger was treated as a reverse recapitalization under U.S. generally accepted accounting principles. CalciMedica is considered the accounting acquirer for financial reporting purposes.

Immediately prior to the consummation of the Merger, CalciMedica completed a private placement financing pursuant to which certain investors purchased approximately 20.7 million shares of CalciMedica common stock for an aggregate purchase price of $10.3 million (the “private placement”).

Immediately prior to the consummation of the Merger, CalciMedica filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation changing its name from “CalciMedica, Inc.” to “CalciMedica Subsidiary, Inc.” and Graybug filed a Certificate of Amendment to the Graybug Charter changing its name from “Graybug Vision, Inc.” to “CalciMedica, Inc.” The Company’s common stock commenced trading on The Nasdaq Global Market under the ticker symbol “CALC” on March 21, 2023.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering. The selling stockholders will receive all of the proceeds from the sale of shares of our common stock hereunder. We will, however, receive the net proceeds of any warrants exercised for cash.

Stock Exchange Listing

The Company’s common stock is listed on The Nasdaq Global Market under the symbol “CALC.” Trading of the Company’s common stock was suspended on The Nasdaq Global Market at the open of the market on March 30, 2023, and on April 3, 2023, the Company’s common stock began trading on the over-the-counter market.

On March 21, 2023, the Company received written notice (the “Notice”) from the Staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Staff has determined that the Company has not complied with the requirements of Nasdaq Listing Rule 5110(a) because the Company did not demonstrate compliance with all of the requirements for initial listing on Nasdaq concurrent with closing the merger transaction. Specifically, the Company did not meet the minimum stockholders’ equity requirement pursuant to Nasdaq Listing Rule 5405(b)(2)(A), the Market Value of Unrestricted Publicly Held Shares requirement under Nasdaq Listing Rule 5405(b)(2)(C), or any of the alternatives under Nasdaq Listing Rule 5405(b) (collectively, the “Exchange Requirements”). The Notice indicated that Company’s common stock would be suspended from Nasdaq on March 30, 2023.

On March 28, 2023, the Company appealed the Staff’s determination to a Hearings Panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series by requesting a hearing before the Panel. Notwithstanding the appeal, the trading suspension was implemented at the open of the market on March 30, 2023, and the Company’s common stock began trading on the over-the-counter market on April 3, 2023. In the event the Company is successful in the appeal, the trading suspension may be terminated, thereby allowing trading in the Company’s securities to resume on Nasdaq. On April 3, 2023 the last reported sales price of the common stock on the over-the-counter market was $3.52 per share (symbol: CALC).

The Company is working diligently to satisfy the Exchange Requirements (on the Nasdaq Global Market or Nasdaq Capital Market) in a timely manner.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not approved previously. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in our periodic reports. We may take advantage of these exemptions until December 31, 2025 or until we are no longer an “emerging growth company,” whichever is earlier. We will cease to be an emerging growth company prior to the end of such period if certain earlier events occur, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or Exchange Act, our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company, or we affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act, upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Company Information

We were originally incorporated under the laws of the State of Delaware in February 2015 under the name Graybug, Inc. upon the conversion of Graybug LLC, a Maryland Limited Liability Company organized in May 2011. We subsequently changed our name to Graybug Vision, Inc. in 2016 and to CalciMedica, Inc. on March 20, 2023. Our principal executive offices are located at 505 Coast Boulevard South, Suite 130, La Jolla, California 92037, and our telephone number is (858) 952-5500. Our website is https://calcimedica.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus.

The Offering

Common stock offered by the selling stockholders	4,220,995 shares (including 274,455 shares of common stock issuable upon the exercise of warrants)

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will, however, receive the net proceeds of any warrants exercised for cash.

Nasdaq Global Market symbol

CALC.

Trading of our common stock was suspended on The Nasdaq Global Market at the open of the market on March 30, 2023, and on April 3, 2023, our common stock began trading on the over-the-counter market. On April 3, 2023, the last reported sales price of our common stock on the over-the-counter market was $3.52 per share. See the section titled “Stock Exchange Listing” beginning on page 2 for additional information regarding our stock exchange listing and appeal process with the Nasdaq Stock Market LLC with respect to our listing.

Risk Factors	See “Risk Factors” on page 5 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our definitive proxy statement filed with the SEC on February 9, 2023 and our most recent Annual Report on Form 10-K, as updated by our other filings we make with the Securities and Exchange Commission, or the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus and the documents incorporated by reference. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our expected cash runway and ability to fund the advancement of Auxora through clinical milestones in 2023;

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our ability to obtain and maintain regulatory approval for our product candidates or any of our future product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product candidate;

•	the commercialization of Auxora and our other product candidates, if approved;

•	our ability to develop and maintain sales and marketing capabilities, whether alone or with potential future collaborators;

•	our plans to research, develop and commercialize our product candidates, including the timing of our ongoing clinical trials of Auxora;

•	our expectations regarding the size of target patient populations for Auxora and our other product candidates, if approved for commercial use, and any additional product candidates we may develop;

•	the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

•	the rate and degree of market acceptance of our product candidates, as well as third-party payor coverage and reimbursement for our product candidates;

•	our ability to attract collaborators with development, regulatory and commercialization expertise;

•	our expectations regarding our ability to obtain, maintain, enforce and defend our intellectual property protection for our product candidates;

•	regulatory and legal developments in the United States and foreign countries;

•	the performance of our third-party suppliers and manufacturers;

•	our ability to attract and retain key scientific or management personnel;

•	our ability to obtain funding for our operations;

•	our ability to satisfy Nasdaq listing requirements, maintain our listing on Nasdaq and the timing thereof and/or have our securities traded on the OTCQB tier of the over-the-counter market; and

•	the accuracy of our estimates regarding expenses, capital requirements and needs for additional financing.

In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions (including their use in the negative) intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and may provide additional information in any applicable prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus, the registration statement of which this prospectus is a part, the documents incorporated by reference herein, and any applicable prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS

All the shares of our common stock to be sold pursuant to this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from such sales. We will, however, receive the net proceeds of any warrants exercised for cash. The cash exercise price of the warrants is set forth below in the section titled “Selling Stockholders--Relationships with Selling Stockholders.” We expect to use any such proceeds primarily for our working capital and other corporate and operational purposes. The warrants are exercisable on a net exercise cashless basis. If any of the warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise of the warrants.

The selling stockholders will bear all fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation, which means that holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation established a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding and not above the number of shares of that series authorized, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Provisions

The provisions of the Delaware General Corporation Law, or the DGCL, our amended and restated certificate of incorporation, as amended (“restated certificate of incorporation”) and our restated bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

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Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

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Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws do not provide for cumulative voting.

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Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock.

•	Amendment of Charter Provisions. Any amendment of the above provisions in our restated certificate of incorporation requires approval by holders of at least two-thirds of our outstanding common stock.

•

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

•

Choice of Forum. Our restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Our restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Stock Exchange Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “CALC.” Trading of our common stock was suspended on The Nasdaq Global Market at the open of the market on March 30, 2023, and on April 3, 2023 our common stock began trading on the over-the-counter market. On April 3, 2023, the last reported sales price of our common stock on the over-the-counter market was $3.52 per share (symbol: CALC). See the section titled “Stock Exchange Listing” beginning on page 2 for additional information regarding our stock exchange listing and appeal process with the Nasdaq Stock Market LLC with respect to our listing.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders to offer and sell from time to time 4,220,995 shares of our common stock (which includes 274,455 shares of our common stock that are issuable upon the exercise of 274,455 warrants). The selling stockholders acquired these shares and/or warrants from us pursuant the Merger.

The following table sets forth (i) the name of each selling stockholder; (ii) the number of shares beneficially owned by each of the selling stockholders; (iii) the number of shares that may be offered under this prospectus; and (iv) the number of shares of common stock beneficially owned by each of the selling stockholders assuming all of the shares covered hereby are sold. We do not know how long the selling stockholders will hold the shares before selling them. Except as disclosed below in “—Relationships with Selling Shareholders—Merger Agreement,” we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any shares.

The information set forth in the table below is based upon information obtained from the selling stockholders. Beneficial ownership of the selling stockholders is determined in accordance with Rule 13d-3(d) under the Exchange Act. The percentage of shares beneficially owned prior to, and after, the offering is based on 5,517,973 shares of our common stock outstanding as of March 20, 2023.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a prospectus supplement, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

	Beneficial Ownership Prior to This Offering			Beneficial Ownership After This Offering
Name of Selling Stockholder(1)	Shares	% of Total Voting Power Before This Offering	Maximum Number of Shares Being Offered(2)	Shares	% of Total Voting Power After This Offering
Alexandré Ferré Separate property Trust dated August 16, 2019	1,830	*	1,830	—	—
Alma Life Sciences, LLC	11,459	*	11,459	—	—
Anjana Rao	4,744	*	4,744	—	—
Bering Partners II, L.P.	82,111	1.5%	82,111	—	—
Biogen Idec MA Inc.	389	*	389	—	—
Christopher Krueger	2,143	*	2,143	—	—
Cindy (Twedt) Friedenberg(3)	329	*	268	61	*
Edward H. Shin	216	*	216	—	—
Eric W. Roberts(4)	81,467	1.5%	2,793	78,674	1.4%
Evan Rogers	2,304	*	2,304	—	—
Fred Middleton(5)	2,880	*	5,760	—	—
Global Health Science Fund II, L.P.(6)	172,193	3.1%	172,193	—	—
Golden Triangle Ventures	8,176	*	8,176	—	—
Gonul Velicelebi	11,182	*	11,182	—	—
Greg Scott and Keke Feng, Joint Tenants with Right of Survivorship	1,139	*	1,139	—	—
Henry A. Mckinnell Revocable Trust	103,563	1.9%	103,563	—	—
IRA Financial Trust Company CFBO Eric W Roberts(7)	10,661	*	10,661	—	—
Jack Roos	2,372	*	2,372	—	—
Jeff Whitten, Ph.D	2,880	*	2,880	—	—
Katherine McNeil	23	*	23	—	—
Ken Stauderman(8)	90,186	1.6%	11,944	78,242	1.4%
La Jolla Institute for Allergy and Immunology	7,481	*	7,481	—	—
Mark Hubbard(9)	9,703	*	9,703	—	—
Max Ferré Separate Property Trust dated October 1, 2018	1,830	*	1,830	—	—
Mesa Verde Venture Partners III, LP	61,599	1.1 *	61,599	—	—
Michael Harpold	1,356	*	1,356	—	—
Patrick Hogan	2,372	*	2,372	—	—
Quark Venture Inc.(10)	141,610	2.6%	141,610	—	—
QVMedical 2021 Limited Partnership(11)	186,155	3.3%	186,155	—	—
Revelation Healthcare Fund I, L.P.(12)	543,994	9.9%	543,994	—	—
Robert G. McNeil(13)	6,439	*	201	6,238	*
Robert N. Wilson(14)	226,786	4.1%	198,839	27,947	*
SG Dan Equity Holdings, LLC(15)	16,862	*	17,280	1,982	—
S.R. One Limited(16)	10,805	*	10,805	—	—
Stephan Feske(17)	1,893	*	453	1,440	*
STMC II, LLC(18)	119,901	2.2%	119,901	—	—
Tom Reed	1,356	*	1,356	—	—
Yangang Zhang(19)	3,479	*	1,440	2,039	*
Entities affiliated with Sanderling Ventures(20)	1,714,439	31.0%	1,714,439	—	—
Entities affiliated with WS Investments Co.(21)	2,835	*	2,835	—	—
Entities affiliated with Valence Investments(22)	759,156	13.8%	759,156	—	—

*	Denotes less than 1%.
(1)	Certain of the selling stockholders are current employees following the closing of the Merger.

(2)

The number of shares of our common stock in the column “Maximum Number of Shares Being Offered” represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus, including an aggregate of 274,455 shares of common stock issuable upon exercise of warrants held by the selling stockholders, which consist of the Series D Warrants, the SG 2020 Warrant, the SG 2022 Warrant, the Roberts 2022 Warrant and the Middleton 2022 Warrant, each described below in the section titled “—Relationships with Selling Shareholders,” and warrants to purchase shares of CalciMedica common stock at an exercise price of $26.74 per share originally issued in connection with a transaction in 2016 (the “2016 Warrants”).

(3)	Consists of (i) 268 shares of our common stock and (ii) 61 shares of common stock issuable pursuant to options exercisable within 60 days of March 20, 2023.

(4)

Consists of (i) 79,954 shares of our common stock issuable pursuant to options exercisable within 60 days of March 20, 2023 and (ii) 1,513 shares of our common stock issuable pursuant to the Roberts 2022 Warrant exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes 2,793 shares of common stock issuable upon exercise of warrants. Mr. Roberts is our Chief Business Officer and a member of our Board of Directors.

(5)

Consists of 2,880 shares of our common stock issuable pursuant to the Middleton 2022 Warrant exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes 5,760 shares of common stock issuable upon exercise of warrants. Mr. Middleton is a member of our Board of Directors.

(6)

Consists of (i) 132,455 shares of our common stock and (ii) 39,738 shares of our common stock issuable pursuant to Series D Warrants exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes (i) 132,455 shares for common stock and (ii) 39,738 shares of common stock issuable upon exercise of warrants.

(7)

Consists of 10,661 shares of our common stock. IRA Financial Trust Company CFBO Eric W. Roberts. is Mr. Roberts’ self-directed investment retirement account. Mr. Roberts is our Chief Business Officer and a member of our Board of Directors.

(8)

Consists of (i) 11,944 shares of our common stock and (ii) 78,242 shares of our common stock issuable pursuant to options exercisable within 60 days of March 20, 2023. Dr. Stauderman is our Chief Scientific Officer.

(9)

Consists of (i) 8,629 shares of our common stock and (ii) 1,074 shares of our common stock issuable pursuant to Series D Warrants exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes (i) 8,329 shares for common stock and (ii) 1,074 shares of common stock issuable upon exercise of warrants.

(10)

Consists of (i) 116,908 shares of our common stock and (ii) 24,702 shares of our common stock issuable pursuant to Series D Warrants exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes (i) 116,908 shares for common stock and (ii) 24,702 shares of common stock issuable upon exercise of warrants.

(11)

Consists of (i) 143,195 shares of our common stock and (ii) 42,960 shares of our common stock issuable pursuant to Series D Warrants exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes (i) 143,195 shares for common stock and (ii) 42,960 shares of common stock issuable upon exercise of warrants.

(12)

Consists of (i) 542,029 shares of our common stock and (ii) 1,965 shares of our common stock issuable pursuant to 2016 Warrants exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes (i) 542,029 shares for common stock and (ii) 1,965 shares of common stock issuable upon exercise of warrants.

(13)	Consists of (i) 201 shares of our common stock and (ii) 6,238 shares of our common stock usable pursuant to options exercisable within 60 days of March 20, 2023.

(14)

Consists of (i) 181,655 shares of our common stock, (ii) 27,947 shares of our common stock issuable pursuant to options exercisable within 60 days of March 20, 2023 and (iii) 17,184 shares of our common stock issuable pursuant to Series D Warrants exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes (i) 181,655 shares for common stock and (ii) 17,184 shares of common stock issuable upon exercise of warrants. Mr. Wilson is the Chair of our Board of Directors.

(15)

Consists of (i) 14,880 shares of our common stock issuable upon exercise of the SG 2020 Warrant and SG 2022 Warrant and (ii) 1,982 shares of our common stock issuable upon the exercise of vested warrants issued prior to the Merger (not registered hereby). The number in the column “Maximum Number of Shares Being Offered” includes 17,280 shares of common stock issuable upon exercise of warrants. SG Dan Equity Holdings, LLC is a company affiliated with Mr. Geffken, our Interim Chief Financial Officer.

(16)

Consists of (i) 986 shares of our common stock and (ii) 9,819 shares of our common stock issuable pursuant to 2016 Warrants exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes (i) 986 shares for common stock and (ii) 9,819 shares of common stock issuable upon exercise of warrants.

(17)	Consists of (i) 453 shares of our common stock and (ii) 1,440 shares of our common stock issuable pursuant to options exercisable within 60 days of March 20, 2023.

(18)

Consists of (i) 102,986 shares of our common stock and (ii) 16,915 shares of our common stock issuable pursuant to Series D Warrants exercisable within 60 days of March 20, 2023. The number in the column “Maximum Number of Shares Being Offered” includes (i) 102,986 shares for common stock and (ii) 16,915 shares of common stock issuable upon exercise of warrants.

(19)	Consists of (i) 1,440 shares of our common stock and (ii) 2,039 shares of our common stock issuable pursuant to options exercisable within 60 days of March 20, 2023.

(20)

Consists of (i) 582,757 shares of our common stock and 24,165 shares of our common stock issuable upon exercise of 2016 Warrants and Series D Warrants held by Sanderling Venture Partners VI Co-Investment Fund, L.P., (ii) 703,388 shares of our common stock and 21,896 shares of our common stock issuable upon exercise of 2016 Warrants and Series D Warrants held by Sanderling Venture Partners VI, L.P., (iii) 17,682 shares of our common stock and 420 shares of our common stock issuable upon exercise of Series D Warrants held by Sanderling Ventures Management VI, (iv) 1,548 shares of our common stock and 280 shares of our common stock issuable upon exercise of Series D Warrants held by Sanderling Ventures Management VII, (v) 63,228 shares of our common stock and 5,452 shares of our common stock issuable upon exercise of Series D Warrants held by Sanderling Ventures VII (Canada), L.P., (vi) 14,425 shares of our common stock and 1,409 shares of our common stock issuable upon exercise of Series D Warrants held by Sanderling Ventures VII Annex Fund, L.P., (vii) 240,676 shares of our common stock and 20,773 shares of our common stock issuable upon exercise of Series D Warrants held by Sanderling Ventures VII, L.P., (viii) 7,456 shares of our common stock held by Sanderling VI Beteligungs GmbH & Co KG, and (ix) 8,884 shares of our common stock held by Sanderling VI Limited Partnership. Fred Middleton is a managing director at Sanderling Ventures. Mr. Middleton has shared voting and dispositive power with respect to the foregoing shares beneficially owned by Sanderling Ventures and disclaims beneficial ownership of such shares except to the extent of his respective pecuniary interest therein. Mr. Middleton is a member of our Board of Directors. The address of Sanderling Ventures is 1300 S. El Camino Real, Suite 203, San Mateo, CA 94402.

(21)

Consists of (i) 57 shares of our common stock held by WS Investment Company LLC (2019A), (ii) 223 shares of our common stock held by WS Investment Company, LLC (22A), (iii) 1,890 shares of our common stock held by WS Investment Company LC (2007A), and (iv) 665 shares of our common stock held by WS Investments Company LLC (2007C).

(22)

Consists of (i) 356,989 shares of our common stock held by Valence Investments SPV IV, LLC, (ii) 66,228 shares of our common stock and 19,870 shares of our common stock issuable pursuant to Series D Warrants exercisable within 60 days of March 20, 2023 held by Valence Investments SPV V, LLC, and (iii) 316,109 shares of our common stock held by Valence Investments SPV VI, LLC. Dr. Leheny and Mr. Roberts are the co-founders and managing directors of Valence IV, Valence V and Valence VI, have shared voting and dispositive power with respect to shares held by such entities, and disclaim beneficial ownership of such shares except to the extent of his or her respective pecuniary interest therein. Dr. Leheny is our Chief Executive Officer and a member of our Board of Directors. Mr. Roberts is our Chief Business Officer and a member of our Board of Directors. The principal business address of Valence Investment LLC is 590 Madison Avenue, 21st Floor, New York, NY 10022.

Relationships with Selling Shareholders

Except as otherwise disclosed in the footnotes to the table above and as described below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us.

Merger Agreement

On March 20, 2023, Graybug, Merger Sub and CalciMedica consummated the transactions contemplated by the Merger Agreement. Pursuant to the Certificate of Merger, filed by Merger Sub, which became effective at 4:03 pm Eastern Time on March 20, 2023 (the “Merger Certificate”), Merger Sub was merged with and into CalciMedica and CalciMedica became a wholly owned subsidiary of the Company. At the effective time of the Merger, each outstanding share of CalciMedica capital stock (after giving effect to the automatic conversion of all shares of CalciMedica preferred stock into shares of CalciMedica common stock, the automatic exercise of certain CalciMedica warrants to purchase shares of CalciMedica capital stock in accordance with their terms, the conversion of CalciMedica convertible promissory notes, as may be amended, into CalciMedica common stock pursuant to their terms and the closing of the private placement, and excluding any shares held as treasury stock by CalciMedica or held or owned by Graybug or any subsidiary of Graybug or CalciMedica and any dissenting shares) was converted into the right to receive 0.0288 shares of Graybug common stock, which resulted in the issuance by Graybug of an aggregate of 3,946,540 shares of Graybug common stock to the stockholders of CalciMedica in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and the rules promulgated thereunder. In addition, Graybug assumed the CalciMedica 2006 Stock Plan and each outstanding and unexercised option to purchase CalciMedica common stock and each outstanding and unexercised warrant to purchase CalciMedica capital stock (excluding the warrants which were automatically exercised pursuant to the CalciMedica warrant exercises) which became options and warrants to purchase shares of Graybug common stock. In connection with the Merger, certain officers, directors and stockholders of CalciMedica and continuing directors of Graybug entered into lock-up agreements, pursuant to which they accepted certain restrictions on transfers of the shares of the Company for the 180-day period following the effective time of the Merger.

Series D Convertible Preferred Stock Financing

In February 2021, CalciMedica completed closings of an aggregate of 8,152,834 shares of its Series D convertible preferred stock at a purchase price of $0.8045 per share for aggregate gross proceeds of approximately $6.6 million. From March 2021 to July 2021, CalciMedica completed subsequent closings as follows: (i) an aggregate of 5,069,660 additional shares of its Series D convertible preferred stock were sold in March 2021at a purchase price of $0.8045 per share for aggregate gross proceeds of approximately $4.1 million, (ii) an aggregate of 12,911,742 additional shares of its Series D convertible preferred stock were sold in June 2021 at a purchase price of $0.8045 per share for aggregate gross proceeds of approximately $10.4 million and (iii) an aggregate of 745,804 additional shares of its Series D convertible preferred stock were sold in July 2021 at a purchase price of $0.8045 per share for aggregate gross proceeds of approximately $0.6 million.

In connection with each closing of the Series D convertible preferred stock financing, CalciMedica issued warrants to purchase Series D convertible preferred stock at an exercise price of $0.8045 per share (the “Series D Warrants”).

Immediately prior to the effective time of the Merger, each outstanding share of CalciMedica’s Series D convertible preferred stock converted into shares of CalciMedica common stock and at the effective time of the Merger the shares of CalciMedica common stock were converted into shares of Graybug common stock in accordance with the Merger Agreement. Additionally, the Series D Warrants were assumed by Graybug and became warrants to purchase shares of Graybug common stock at an exercise price of $27.94 per share in accordance with the Merger Agreement.

Convertible Promissory Note and Warrant Financing

From April 2022 to November 2022, CalciMedica issued and sold convertible promissory notes (the “2022 Notes”) to certain investors in the aggregate principal amount of approximately $8.5 million through multiple closings. The 2022 Notes accrued interest at a rate of 6% per annum and had a maturity date of December 31, 2023. Immediately prior to the effective time of the Merger, the 2022 Notes converted into shares of CalciMedica common stock at a conversion price based on the equivalent valuation of the cash price paid per share by the private placement investors purchasing shares of CalciMedica common stock in the private placement multiplied by 0.85. Such shares of CalciMedica common stock were then converted into shares of Graybug common stock at the effective time of the Merger in accordance with the Merger Agreement.

In connection with each purchase of a 2022 Note, CalciMedica issued to each holder of such 2022 Note a warrant (the “2022 Warrants”) to purchase shares of CalciMedica common stock at an exercise price of $0.01 per share. The holder of a 2022 Warrant had the right to purchase up to a number of shares of CalciMedica common stock equal to (i) 15% (“Warrant Coverage”) of the principal amount of the 2022 Note purchased by such holder concurrently therewith, divided by (ii) the cash price paid per share by the investors in the qualified financing or an initial public offering, as applicable, or in the case of a “de-SPAC” business combination or a reverse merger transaction between CalciMedica and a publicly traded company (a “Public Combination”), the equivalent valuation of the lower of the cash price per share by the investors purchasing shares in the publicly traded company in connection with such Public Combination or the cash price per shares by the investors purchasing shares of CalciMedica common stock in connection with such Public Combination, in each case, rounding down to the nearest whole share and subject to the terms of the 2022 Notes; provided, however, that any holder that purchased 2022 Notes in excess of the holder’s pro rata commitment (as defined in the 2022 Note) received a 40% Warrant Coverage on the principal amount of the 2022 Note that was in excess of its pro rata commitment. The 2022 Warrants had a five-year term. In connection with the Merger, the 2022 Warrants were automatically net exercised in accordance with the terms of the 2022 Warrants.

CalciMedica Private Placement

Immediately prior to the consummation of the Merger, CalciMedica completed a private placement financing pursuant to which certain investors purchased approximately 20.7 million shares of CalciMedica common stock for an aggregate purchase price of $10.3 million. In connection with the private placement, CalciMedica entered into a registration rights agreement with the private placement investors, pursuant to which CalciMedica granted certain registration rights with respect to the shares sold to the private placement investors in the private placement.

Danforth Consulting Agreement and Warrant

On October 26, 2020, CalciMedica entered into a consulting agreement (the “Danforth Consulting Agreement”) with Danforth Advisors, LLC (“Danforth”), a company affiliated with Mr. Geffken. The Danforth Consulting Agreement provides that Danforth will provide certain strategic and financial advice and support services to CalciMedica. The Danforth Consulting Agreement remains in effect until such time as either party has given notice of termination and may be terminated by either party upon 30 days prior written notice to the other party. As consideration under the Danforth Consulting Agreement, CalciMedica compensates Danforth with consulting fees based on hourly rates as enumerated in the Danforth Consulting Agreement.

In connection with the Danforth Consulting Agreement, CalciMedica also granted to SG Dan Equity Holdings, LLC, a company affiliated with Mr. Geffken (“SG Dan Equity”), a warrant (“SG 2020 Warrant”) to purchase 400,000 shares of CalciMedica common stock at an exercise price of $0.19 per share (subject to adjustment as provided therein), of which 1/24 of the shares became vested and exercisable on November 26, 2020, and an additional 1/24 of the shares vested on the same day of each full succeeding calendar month thereafter until fully vested and exercisable on October 26, 2022. The SG 2020 Warrant is exercisable until November 9, 2030, unless earlier terminated. The SG 2020 Warrant shall terminate in the event of certain change of control transactions or asset transfers (as provided therein) unless exercised immediately prior to any such transaction. Upon the closing of the Merger, the SG 2020 Warrant was assumed by Graybug and converted into a warrant to purchase Graybug common stock at an exercise price of $6.60 per share in accordance with the terms of the Merger Agreement and the SG 2020 Warrant.

Additionally, on October 18, 2022, CalciMedica granted SG Dan Equity a warrant (“SG 2022 Warrant”) to purchase 200,000 shares of CalciMedica common stock at an exercise price of $0.30 per share (subject to adjustment as provided therein), of which 1/12 of the shares were immediately vested and exercisable, and an additional 1/12 of the shares become vested and exercisable monthly thereafter. If the Danforth Consulting Agreement is terminated by CalciMedica at any time prior to October 18, 2023, then the unvested shares shall vest in full upon such termination. The SG 2022 Warrant is exercisable until October 18, 2032, unless earlier terminated. The SG 2022 Warrant shall terminate in the event of certain change of control transactions or asset transfers (as provided therein) unless exercised immediately prior to any such transaction. Upon the closing of the Merger, the SG 2022 Warrant was assumed by Graybug and converted into a warrant to purchase Graybug common stock at an exercise price of $10.42 per share in accordance with the terms of the Merger Agreement and the SG 2022 Warrant.

CalciMedica Warrants

On October 18, 2022, CalciMedica granted to Eric Roberts a warrant (the “Roberts 2022 Warrant”) to purchase 96,970 shares of CalciMedica common stock at an exercise price of $0.30 per share (subject to adjustment as provided therein), of which 1/48 of the shares vested and become exercisable on March 22, 2021, and an additional 1/48 of the shares become vested and exercisable monthly on the same day of the month thereafter, subject to Mr. Roberts continuing to be an employee, director or consultant of CalciMedica (a “Service Provider”) through each such date. Upon a change in control (as provided therein), the unvested shares shall immediately vest and become exercisable, subject to Mr. Roberts continuing to be a Service Provider through each such date. The Roberts 2022 Warrant is exercisable through April 27, 2031, unless earlier terminated. Following such date as Mr. Roberts ceases to be a Service Provider, the Roberts 2022 Warrant shall be exercisable for three months after such date. Upon Mr. Roberts’ death or disability, the Roberts 2022 Warrant is exercisable for one year after Mr. Roberts’ ceases to be a Service Provider. The Roberts 2022 Warrant shall terminate in the event of certain change of control transactions (as provided therein) unless exercised immediately prior to any such transaction. Upon the closing of the Merger, the Roberts 2022 Warrant was assumed by Graybug and converted into a warrant to purchase Graybug common stock at an exercise price of $10.42 per share in accordance with the terms of the Merger Agreement and the Roberts 2022 Warrant.

On October 25, 2022, CalciMedica granted Fred Middleton a warrant (the “Middleton 2022 Warrant”) to purchase 200,000 shares of CalciMedica common stock at an exercise price of $0.30 per share (subject to adjustment as provided therein), of which 1/12 of the shares vested and became exercisable on November 25, 2022, and an additional 1//12 of the shares become vested and exercisable monthly on the same day of the month thereafter, subject to Mr. Middleton continuing to be a director, officer, employee or consultant of CalciMedica, or any parent or subsidiary of CalciMedica. The Middleton 2022 Warrant is exercisable through April 27, 2031, unless earlier terminated. The Middleton 2022 Warrant shall terminate in the event of certain change of control transactions and asset transfers (as provided therein) unless exercised immediately prior to any such transaction. In addition, the Middleton 2022 Warrant contains certain lock-up restrictions for 180 days following the effective date of certain registration statements of CalciMedica filed under the Securities Act. Upon the closing of the Merger, the Middleton 2022 Warrant was assumed by Graybug and converted into a warrant to purchase Graybug common stock at an exercise price of $10.42 per share in accordance with the terms of the Merger Agreement and the Middleton 2022 Warrant.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock held by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock. The selling stockholders will bear all fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus.

The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the principal trading market for our common stock or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	distribution to employees, members, limited partners or stockholders of the selling securityholders;

•	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of our common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of our common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell our common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling stockholders may deliver these shares of common stock covered by the prospectus to close out their short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge the securities to broker-dealers that in turn may sell these shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock. Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with a registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by or on behalf of the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

Cooley LLP, San Diego, California, will pass upon the validity of the shares of our common stock offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Graybug included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the financial statements of CalciMedica included in our Current Report on Form 8-K filed with the SEC on April 4, 2023, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our website address is http://www.calcimedica.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary):

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 3, 2023;

•

our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 9, 2023, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed with the SEC on April  4, 2023;

•	our Current Reports on Form 8-K, which were filed with the SEC on February 9, 2023, February 16, 2023, March 3, 2023, March 15, 2023, March 22, 2023 and April 4, 2023; and

•

the description of our common stock in our registration statement on Form 8-A filed with the SEC on September 21, 2020, including any amendments or reports filed for the purpose of updating such description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

CalciMedica, Inc.

505 Coast Boulevard South, Suite 307

La Jolla, California 92037

Attn: Investor Relations

(858) 952-5500

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$2,486
Financial Industry Regulatory Authority filing fee	(1)
Accounting fees and expenses	10,000
Legal fees and expenses	50,000
Miscellaneous fees and expenses	7,514

Total	$70,000

(1)	This fee is calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our certificate of incorporation and bylaws provide that we will have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification of any such liability.

Section 102(b)(7) of the DGCL provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) transactions from which a director derives an improper personal benefit. Our certificate of incorporation includes such a provision. The effect of this provision is to eliminate the personal liability of directors for monetary damages or actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

In addition, we have entered into indemnification agreements with our directors and officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service, so long as the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of us, and, with respect to any criminal action or proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. We also maintain director and officer liability insurance to insure our directors and officers against the cost of defense, settlement or payment of a judgment under specified circumstances.

Item 16. Exhibits

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

2.1	Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022, by and among Graybug Vision, Inc., Camaro Merger Sub, Inc. and CalciMedica, Inc., as amended by the First Amendment dated February 10, 2023	8-K	001-39538	2.1	3/22/2023

3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-39538	3.1	3/22/2023

3.2	Certificate of Amendment, dated March 20, 2023 to the Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-39538	3.2	3/22/2023

3.3	Restated Bylaws of the Registrant.	10-Q	001-39538	3.2	11/12/2020

4.1	Reference is made to Exhibits 3.1 through 3.3.

4.2	Form of Common Stock Certificate of the Registrant.	S-1/A	333-248611	4.1	9/21/2020

4.3	Registration Rights Agreement, dated November 21, 2022, by and among CalciMedica, Inc. and the several purchasers signatory thereto.	8-K	001-39538	4.1	3/22/2023

4.4	Form of Warrant to Purchase Shares of Series D Convertible Preferred Stock of CalciMedica, Inc.	8-K	001-39538	4.2	3/22/2023

4.5	Warrant to Purchase Common Stock, dated as of November 9, 2020, issued by CalciMedica, Inc. to SG Dan Equity Holdings, LLC.	8-K	001-39538	4.3	3/22/2023

4.6	Warrant to Purchase Common Stock, dated as of October 18, 2022, issued by CalciMedica, Inc. to SG Dan Equity Holdings, LLC.	8-K	001-39538	4.4	3/22/2023

4.7	Warrant to Purchase Common Stock, dated as of October 18, 2022, issued by CalciMedica, Inc. to Eric Roberts.	8-K	001-39538	4.5	3/22/2023

4.8	Warrant to Purchase Common Stock, dated as of October 25, 2022, issued by CalciMedica, Inc. to Fred Middleton.	8-K	001-39538	4.6	3/22/2023

4.9	Form of Warrant to Purchase Series B Convertible Preferred Stock of CalciMedica, Inc.

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Cooley LLP (included in Exhibit 5.1)

24.1	Power of attorney (included in signature page to the registration statement)

107	Filing Fee Table

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on April 4, 2023.

CALCIMEDICA, INC.

By:	/s/ A. Rachel Leheny, Ph.D.
A. Rachel Leheny, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Rachel Leheny, Ph.D. and Daniel Geffken, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable CalciMedica, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ A. RACHEL LEHENY, PH.D.	Chief Executive Officer and Director	April 4, 2023
A. Rachel Leheny, Ph.D.	(Principal Executive Officer)

/S/ DANIEL GEFFKEN	Interim Chief Financial Officer	April 4, 2023
Daniel Geffken	(Principal Financial and Accounting Officer)

/S/ ROBERT N. WILSON	Chairman	April 4, 2023
Robert N. Wilson

/S/ ERIC BJERKHOLT	Director	April 4, 2023
Eric Bjerkholt

/S/ FREDERIC GUERARD, PHARM.D.	Director	April 4, 2023
Frederic Guerard, Pharm.D.

/S/ FRED MIDDLETON	Director	April 4, 2023
Fred Middleton

/S/ ERIC W. ROBERTS	Director	April 4, 2023
Eric W. Roberts

/S/ ALLAN SHAW	Director	April 4, 2023
Allan Shaw